UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

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☒	Soliciting Material Pursuant to §240.14a-12

ATMI, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an e-mail sent by Douglas A. Neugold, Chairman, President and Chief Executive Officer of ATMI, Inc., on February 4, 2014 to employees of ATMI, Inc. regarding the planned acquisition of ATMI, Inc. by Entegris, Inc.

Dear Colleagues,

I’m sure you all saw the headline: Entegris to Acquire ATMI. Much has been done to get to the point where that announcement was made this morning.  As we have gotten to the end of the discussions, I have become progressively more emotional. No doubt many of you had a similar response to the news. I will be talking to all employees later today and tonight via the video conference, but before that I want to offer some thoughts on the announcement.

First and foremost, in leading this process my goal has been to examine alternatives that will leave ATMI in the best position to achieve long term success.  I believe this decision is the best one for the employees and customers of ATMI, and of course the shareholders as well.  Entegris is excited to become the owner of this company.  As I have mentioned many times in the last couple of years, the industry we serve is very exciting, very demanding, and is more mature, resulting in the customer base consolidating.  In this scenario, it is inevitable that the supply chain will go thru a consolidation process as well.

I joined ATMI 16 years ago last week, and have had the privilege to be a leader of the company for the last 15, and the CEO since 2005. I take great pride in being part of a team that has built a global organization recognized by customer as being one of the best suppliers they work with, as proven thru our leading, and sometimes dominant, market positions. Now, we are on the verge of embarking on the biggest change in the history of our firm. Based on my discussions with the leadership of Entegris, I am confident that the cultural match will be excellent, and that the ACT-IT values that have contributed to our success will be highly valued moving forward.

No doubt a major question is what does this mean for you? The two companies serve the same customers, yet there is virtually no overlap in product lines.  The vast majority of you will see no change in your in job near term, beyond the name change.  Others of you will have the opportunity to continue your employment with Entegris with different roles and responsibilities. In all cases we have worked to ensure you are treated fairly.

Despite all of the extra activity of the last few months, ATMI performed very well in Q4.  On behalf of the Executive Team, thank you for your dedication and professionalism. Many of you have gone above and beyond in supporting due diligence, the sale of LifeSciences, and today’s announcement, the acquisition by Entegris.   This would not have been possible without your support and is greatly appreciated.

I encourage you to listen to the Entegris webcast at 8:30 am EST today, which I will participate in (you can find information on www.entegris.com; the webcast will be archived if you are unable to listen to it live). At 3:00 pm today we will hold a Town Hall videoconference to provide an overview of the agreement, discuss some additional details on what’s next, and of course address any questions you may have. We will have one in the evening for our Asian colleagues.  Please join us, or listen to the event later when you are able. If for some reason we are unable to answer your specific question, please reach out to your manager or local human resources representative. Lastly, please take time to read the attached letter from Bertrand Loy, CEO of Entegris.

Thank you, again, for your continued support.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of ATMI, Inc. (the “Company”) by Entegris, Inc. (the “Acquiror”).  A meeting of the stockholders of the Company will be announced to obtain stockholder approval of the proposed transaction.  The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction.  The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters.  The Company’s stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company, the Acquiror and the proposed transaction.  Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.atmi.com or by sending a written request to the Company at 7 Commerce Drive, Danbury, CT 06810, Attention: Chief Legal Officer.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of the Company in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC.  Additional information regarding these individuals is included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2013 and the proxy statement for the Company’s 2013 Annual Meeting of Stockholders filed with the SEC on April 11, 2013.

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